December 21, 2021                                     Exhibit 99.1

Park National Corporation welcomes D. Byrd Miller III
to Board of Directors

NEWARK, Ohio – Park National Corporation (NYSE American: PRK) (Park) announced today its Board of Directors elected D. Byrd Miller III to serve as a director, effective January 1, 2022. Miller will also join the Board of Directors of Park National Bank, Park’s banking subsidiary, effective on the same date.

“Byrd has been connected to our organization as an advisory board member for our Carolina Division. He is a valued member of our leadership in the Carolinas and we look forward to having his voice at the board table,” Park Chairman and Chief Executive Officer David Trautman said. “He knows what we do, how we do it and why we exist — to help everyone with whom we come in contact flourish.”

Miller is Managing Member, Chief Financial Officer and Treasurer of William Barnet & Son, LLC, a synthetic fibers, yarns and polymers company with offices and manufacturing facilities in the Americas, Europe, and Asia. As Global Financial Director, he is responsible for overseeing all financial operations of this company, including its foreign operations.

“I admire what Park stands for and am thrilled to join both boards of directors. I hope my experience as a banker and a founding board member of the Carolina division (formerly Carolina Alliance Bank) will allow me to provide insight that adds value to the Park organization,” said Miller. “I look forward to making meaningful contributions to help propel the bank forward in its quest to serve customers and communities.”

“As a lifelong South Carolina resident, Byrd brings an important lens to the Park board. His experience in banking and international commerce augments his impressive leadership record,” said Donna Alvarado, chair of the Nominating and Corporate Governance Committee for Park’s Board of Directors.

Prior to his leadership at Barnet, Miller was a senior vice president at Bank of America.

Miller’s community service currently includes chairman of the Apella Health Management board of trustees (parent of the Spartanburg Regional Medical System) and member of the Clemson University Presidential Advisory Board. His past community endeavors include roles as chairman of the United Way of the Piedmont, trustee of the Mary Black Foundation, advisory board member for the Salvation Army, board member for the Arts Partnership, The Spartanburg Area Conservancy Inc., and the South Carolina Department of Natural Resources Wildlife and Fish Advisory Board. He has also served as a member of the board of governors for Spartanburg Area Chamber of Commerce and for Leadership South Carolina, and trustee of the Clemson University Foundation, where he was chair of its Investment Committee.

Miller earned a bachelor’s degree from Clemson University and is a graduate of the Stonier Graduate School of Banking.

Miller will serve in the class of directors whose terms expire on the date of Park’s annual meeting of shareholders in 2023. Miller will also serve as a member of the Audit Committee of Park’s Board of Directors. Including Miller, effective January 1, 2022, Park's Board of Directors will have 14 members plus one director emeritus.

Headquartered in Newark, Ohio, Park National Corporation had $10.0 billion in total assets (as of September 30, 2021). Founded in 1908, it offers a full range of financial services in Ohio, Kentucky, and the Carolinas. The bank consistently earns high marks and awards for its service, community leadership, and financial performance.

Media contact: Ellie Akey, Marketing & Communication, 740-349-5493, ellie.akey@parknationalbank.com

Park National Corporation, 50 N. Third Street, Newark, Ohio 43055                  parknationalcorp.com